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                                                                    Exhibit 3.1

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              CAREY DIVERSIFIED LLC

                     (a Delaware limited liability company)

            THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") of CAREY DIVERSIFIED LLC, a Delaware limited liability company (the "Company"), dated as of [ ], 1997, is entered into by and among those Persons who have executed this Agreement or a counterpart hereof, or who become parties hereto pursuant to the terms of this Agreement.

                              W I T N E S S E T H:

      WHEREAS, Carey Management LLC (the "Managing Member") and Carey Property Advisors LP (the "Initial Member") (together, the "Original Shareholders") have formed the Company and contributed to the Company, in consideration for their respective limited liability company interests in the Company, the consideration specified herein.

      WHEREAS, as part of a transaction (the "Consolidation") whereby the Subsidiary Partnerships (as defined herein) will be merged with and into the CPA Partnerships (as defined herein), resulting in certain of the limited partners of such CPA Partnerships becoming Shareholders (as defined herein).

      WHEREAS, this Agreement shall constitute the Limited Liability Company Agreement of the Company, and shall be binding upon all Persons (as defined herein) now or at any time hereafter who are Shareholders (as defined herein).

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and of other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:
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                                    ARTICLE 1

                                   Definitions

      Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below, except as otherwise expressly indicated or limited by the context in which they appear in this Agreement. All terms defined in this Article 1 or in the preamble to this Agreement in the singular have the same meanings when used in the plural and vice versa.

      1.1. "Acquiring Person" shall have the meaning set forth in Section 13.1 of this Agreement.

      1.2. "Act" means the Delaware Limited Liability Company Act, Del. Code Ann. tit. 6, ss.ss.18-101 et seq., as amended from time to time.

      1.3. "Adjusted Capital Account Deficit" means with respect to any Shareholder, the negative balance, if any, in such Shareholder's Capital Account as of the end of any relevant Fiscal Year, determined after giving effect to the following adjustments:

            (a) credit to such Capital Account any portion of such negative balance which such Shareholder (i) is treated as obligated to restore to the Company pursuant to the provisions of Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, or (ii) is deemed to be obligated to restore to the Shareholder pursuant to the penultimate sentences of Section 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

            (b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

      1.4. "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling 10% or more of the outstanding voting securities of such Person; (iii) any officer, director or partner of such Person or of any Person specified in (i) or (ii) above; and (iv) any Person in which any officer, director or partner of any Person specified in
(iii) above is an officer, director or partner.

      1.5. "Agreement" means this Amended and Restated Limited Liability Company Agreement of the Company, as may be amended,


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restated, supplemented or otherwise modified from time to time as herein provided.

      1.6. "Announcement Date" shall have the meaning set forth in Section 12.3 of this Agreement.

      1.7. "Associate" shall have the meanings set forth in Sections 12.1 and
13.1 of this Agreement.

      1.8. "Beneficial Owner" shall have the meaning set forth in Section 12.1 of this Agreement.

      1.9. "Board of Directors" or "Board of Managers" or "Board" means the board on which all of the Company's Managers sit, in their capacities as Managers.

      1.10. "Book Gain" or "Book Loss" means the gain or loss recognized by the Company for Section 704(b) book purposes in any Fiscal Year by reason of any sale or disposition with respect to any of the assets of the Company. Such Book Gain or Book Loss shall be computed by reference to the Book Value of such property or assets as of the date of such sale or disposition (determined in accordance with Section 1.12 of this Agreement), rather than by reference to the tax basis of such property or assets as of such date, and each and every reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context manifestly otherwise requires.

      1.11. "Book Value" means, with respect to any asset of the Company, such asset's adjusted basis for federal income tax purposes, except as follows:

            (a) the initial Book Value of any asset contributed by a Shareholder to the Company shall be the gross fair market value of such asset, without reduction for liabilities, as determined by the contributing Shareholder and the Company on the date of contribution thereof;

            (b) if the Managing Member reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Shareholders, the Book Values of all Company assets shall be adjusted in accordance with Sections 1.704-1(b)(2)(iv)(f) and (g) of the Treasury Regulations to equal their respective gross fair market values, without reduction for liabilities, as reasonably determined by the Managing Member, as of the following times:


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                  (1) a Capital Contribution (other than a de minimis Capital
            Contribution) to the Company by a new or existing Shareholder as consideration for a Share; or

                  (2) the distribution by the Company to a Shareholder of more than a de minimis amount of Company assets as consideration for the repurchase of a Share; or

                  (3) the liquidation of the Company within the meaning of
            Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations;

            (c) the Book Value of Company assets distributed to any Shareholder shall be the gross fair market values of such assets (taking Section 7701(g) of the Code into account) without reduction for liabilities, as reasonably determined by the Managing Member as of the date of distribution; and

            (d) The Book Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations (as set forth in Section 3.4); provided, however, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent the Managing Member reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Book Value shall be adjusted by any Depreciation taken into account with respect to the Company's or a CPA Partnership's assets for purposes of computing Profit and Loss.

      1.12. "Business Combination" shall have the meaning set forth in Section
12.1 of this Agreement.

      1.13. "Bylaws" means the bylaws of the Company, as amended from time to time, governing various aspects of the operation of the Company and the rights and obligations of its Shareholders, Board of Directors, officers and other agents. The Bylaws shall be deemed an amendment and supplement to and part of this Agreement after they are adopted by the Board of Directors in accordance with Section 7.1(a). All provisions of the Bylaws not


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inconsistent with law or this Agreement shall be valid and binding.

      1.14. "Capital Account" shall have the meaning ascribed thereto in Section
3.4 of this Agreement.

      1.15. "Capital Contributions" means the total amount of cash and the fair market value of other property contributed to the Company by the Shareholders.

      1.16. "Capital Transactions" means (a) any sale, exchange, taking by eminent domain, damage, destruction or other disposition of all or any part of the assets of the Company, other than tangible personal property disposed of in the ordinary course of business; or (b) any financing or refinancing of any Company indebtedness; provided, that the receipt by the Company of Capital Contributions shall not constitute Capital Transactions.

      1.17. "Certificate" means the "Certificate of Formation" of the Company, as originally filed with the office of the Secretary of State of the State of Delaware, as amended, restated, supplemented or otherwise modified from time to time as herein provided.

      1.18. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

      1.19. "Company" means the limited liability company heretofore formed and continued hereby in accordance with this Agreement by the parties hereto, as such limited liability company may from time to time be constituted.

      1.20. "Company Interest" means a limited liability company interest in the Company, and, if the context so allows, the percentage of a limited liability company interest as compared to all of the aggregate Capital Accounts of all Shareholders (as such percentage may be changed from time to time to reflect adjustments as provided for in this Agreement); it being understood and agreed that this term shall not be deemed to apply to any debt incurred by the Company (directly or indirectly), including but not limited to through custodial, trust, or similar or other arrangements.

      1.21. "Consent" means either the consent given by vote at a duly called and held meeting or the prior written consent, as the case may be, of a Person to do the act or thing for which the


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consent is solicited, or the act of granting such consent, as the context may require.

      1.22. "Consolidation" shall have the meaning set forth in the recitals to this Agreement.

      1.23. "Consolidation Date" means the date on which the Consolidation is consummated.

      1.24. "Control Shares" shall have the meaning set forth in Section 13.1 of this Agreement.

      1.25. "CPA Partnership" means Corporate Property Associates, a California limited partnership, Corporate Property Associates 2, a California limited partnership, Corporate Property Associates 3, a California limited partnership, Corporate Property Associates 4, a California limited partnership, Corporate Property Associates 5, a California limited partnership, Corporate Property Associates 6, a California limited partnership, Corporate Property Associates 7, a California limited partnership, Corporate Property Associates 8, L.P., a Delaware limited partnership, Corporate Property Associates 9, L.P., a Delaware limited partnership or any of them.

      1.26. "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period for federal income tax purposes; provided, that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of any such year or other period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, amortization, or other cost recovery deduction computed for federal income tax purposes with respect to such asset for the applicable period bears to the adjusted tax basis of such asset at the beginning of such period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Board of Directors.

      1.27. "Determination Date" shall have the meaning set forth in Section
12.3 of this Agreement.

      1.28. "Director" shall have the same meaning as Manager.

      1.29. "Distribution Payment Date" means each such date as the Board of Directors shall declare for a distribution to Shareholders.


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      1.30. "Entity" means any general partnership, limited partnership, corporation, joint venture, trust, limited liability company, limited liability partnership, business trust, cooperative, or association. An Entity may or may not be an Affiliate of the Company or of a Company Affiliate.

      1.31. "Exchange Value" means the appraised value of a CPA Partnership or any interest therein.

      1.32. "Fiscal Year" means the fiscal year of the Company and shall be the same as its taxable year, which shall be the calendar year unless otherwise determined by the Board of Directors in accordance with the Code.

      1.33. "Five Year Tolling Period" shall have the meaning set forth in
Section 12.2 of this Agreement.

      1.34. "Future Shares" shall have the meaning set forth in Section 3.1 of this Agreement.

      1.35. "Independent Director" means a Director of the Company who, in the opinion of the Board of Directors of the Company, is free from any relationship that would interfere with the exercise of independent judgment. A Director of the Company who is an Affiliate of the Company or an officer or employee of the Company or its Subsidiaries or Affiliates would not qualify as an Independent Director.

      1.36. "Initial Capital Contribution" means any Capital Contribution made in accordance with Section 3.2 hereof.

      1.37. "Interested Shares" shall have the meaning set forth in Section 13.1 of this Agreement.

      1.38. "Interested Party" shall have the meaning set forth in Section 12.1 of this Agreement.

      1.39. "Limited Partner" means a limited partner of a CPA Partnership.

      1.40. "Listed Shareholders" means the holders of Listed Shares.

      1.41. "Listed Shares" shall have the meaning set forth in Section 3.1 of this Agreement.

      1.42. "Managers" means those individuals serving on the Board of Directors of the Company, including successor or additional Managers duly elected in accordance with the terms of


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this Agreement in their capacities as "Managers" of the Company within the meaning of the Act.

      1.43. "Market Value" shall have the meaning set forth in Section 12.1 of this Agreement.

      1.44. "Members" means the Original Shareholders, together with all Persons who become Members as herein provided and who are listed as members of the Company in the books and records of the Company, in such Persons' capacity as "Members" of the Company within the meaning of the Act.

      1.45. "Merger Agreement" means any of those certain agreements dated as of [ ], 1997, by which a Subsidiary Partnership is merged with and into a CPA Partnership.

      1.46. "Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Treasury Regulations.

      1.47. "Nonrecourse Liabilities" has the meaning set forth in Section 1.704-2(b)(3) of the Treasury Regulations.

      1.48. "Original Member" or "Original Shareholder" has the meaning therefor set forth in the recitals to this Agreement.

      1.49. "Partner Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

      1.50. "Partner Nonrecourse Debt" has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

      1.51. "Partner Nonrecourse Deductions" has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Company taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).

      1.52. "Partnership Assets" means collectively the properties and other assets originally held by a CPA Partnership.

      1.53. "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of a CPA Partnership.

      1.54. "Partnership Interest" means a partnership interest in a CPA Partnership.


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      1.55. "Partnership Minimum Gain" has the meaning set forth in Treasury
Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Company taxable year shall be determined in accordance with the rules of Treasury Regulations.

      1.56. "Permitted Selling Expenses" means the out-of-pocket expenses actually incurred directly by a CPA Partnership in the course of selling a particular Property, or by securing such Property; or, if no such actual sale has occurred in the case in question, the out-of-pocket expenses which would have been incurred directly by such CPA Partnership (based on local conditions and practices existing at the time) had such CPA Partnership sold a particular Property.

      1.57. "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

      1.58. "Profit" and "Loss" means, for each Fiscal Year or other period for which allocations to Shareholders are made, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with
Section 703(a) of the Code (provided, that for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to
Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

            (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss pursuant to this provision shall be added to such taxable income or loss;

            (b) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B)expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profit or Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

            (c) Book Gain or Book Loss from a Capital Transaction shall be taken into account in lieu of any tax gain or tax loss recognized by the Company by reason of such Capital Transaction; and


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            (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed as provided in this Agreement.

      If the Company's taxable income or loss for such Fiscal Year or other period, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company's Profit for such Fiscal Year or other period; and if a negative amount, such amount shall be the Company's Loss for such Fiscal Year or other period.

      1.59. "Property" means the land and the buildings thereon which the Company or a CPA Partnership owns at a particular time.

      1.60. "Relative" means, with respect to any Person, any parent, spouse, brother, sister, or natural or adopted lineal descendant or spouse of such descendant of such Person.

      1.61. "Sale" means the sale or other disposition of a Partnership Property to a third party which is unaffiliated with the current CPA Partnership (or respective general partner) owning such Property; provided, however, that this term shall not include the pledge, mortgage or encumbrance of a Property, or of any interest therein, in connection with the financing, refinancing or other leveraging of such Property or otherwise or any assignment of any leases or rents related to such Property.

      1.62. "Shareholders" means all Persons who hold Shares, and shall have the same meaning as the word "Members".

      1.63. "Shares" means Company Interests and includes Listed Shares and Future Shares.

      1.64. "Subsidiary" shall have the meaning set forth in Section 12.1 of this Agreement.

      1.65. "Subsidiary Partnership" means any of the limited partnerships which are Subsidiaries of the Company which will merge into the CPA Partnerships in connection with the Consolidation.

      1.66. "Tax Matters Partner" shall have the meaning ascribed thereto in
Section 3.6 of this Agreement.

      1.67. "Transfer" (or "Transferred") means to give, sell, assign, devise, bequeath, or otherwise dispose of, transfer, or permit to be transferred, during life or at death. The word


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"Transfer," when used as a noun, shall mean any Transfer transaction.

      1.68. "Transferee" means any Person to whom Shares are Transferred by a Shareholder for any reason or by any means.

      1.69. "Treasury Regulations" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

      1.70. "Valuation Date" shall have the meaning set forth in Section 12.3 of this Agreement.

      1.71. "Working Capital Reserves" means funds held in reserves which are maintained as working capital for the Company and available for any contingencies relating to the ownership of the Property and the operation of the Company. Amounts held in the Working Capital Reserves may at any time, in the discretion of the Board of Directors, be added to the liquidation proceeds allocable to the respective Shares (depending upon the characterization of such amounts when received by the Company), but may not be otherwise removed from the respective Working Capital Reserves.

                                    ARTICLE 2

                         Continuation, Purpose and Term

      2.1. Continuation. The parties hereto hereby agree to continue the limited liability company known as Carey Diversified LLC, as a limited liability company under the provisions of the Act.

      2.2. Company Name. The name of the Company is "Carey Diversified LLC". The business of the Company shall be conducted under such name or such other names as the Board of Directors or the Shareholders may from time to time determine on and pursuant to the terms of this Agreement.

      2.3. The Certificate. The Managing Member, and any other Person designated as such by the Board of Directors, shall be an "Authorized Person" within the meaning of the Act and is hereby authorized to execute, file and record all such certificates and documents, including amendments to the Certificate, and to do such other acts as may be appropriate to comply with all


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requirements for the formation, continuation, and operation of a limited liability company, the ownership of property, and the conduct of business under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

      2.4. Principal Place of Business. The principal place of business shall be located at 50 Rockefeller Plaza, New York, New York 10020, or at such location as may hereafter be determined by the Board of Directors. The principal business office, as well as the registered office and the registered agent, of the Company may be changed by the Board of Directors from time to time in accordance with the then applicable provisions of the Act and any other applicable laws, as well as the terms and conditions of this Agreement.

      2.5. Term of Company. The term of the Company commenced on the date of the filing of the Certificate and shall continue until the Company is dissolved pursuant to the provisions of Article 10 hereof.

      2.6. Purposes. The purposes of the Company are (a) to own and invest in or engage in activities related to investment in net leased properties (including, without limitation, industrial, commercial, retail and warehouse distribution properties); provided, however, that the investment criteria shall be established by the Board of Directors from time to time in its sole discretion subject to the requirement that such criteria be consistent with the purposes of the Company; (b) to acquire, own and dispose of general and limited partner interests, and stock, warrants, options or other equity interests in Entities, and to exercise all rights and powers granted to the owner of any such interests; (c) to invest in any type of investment and to engage in any other lawful act or activity for which limited liability companies may be formed under the Act, and by such statement all lawful acts and activities shall be within the purposes of the Company, except for express limitations, if any; (d) to engage in any other activities relating to, and compatible with, the purposes set forth above; and (e) to take such other actions, or do such other things, as are necessary or appropriate (in the sole discretion of the Board of Directors) to carry out the provisions of this Agreement.

      2.7. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to (a) invest (at any time during the term of the Company) in real property for the purpose of engaging in net lease transactions with respect thereto and in other assets which are designed to accomplish the foregoing purpose or in any manner consistent with the Company's then-existing investment criteria and objectives, and to reinvest the proceeds (to the extent permitted by this Agreement) of any Sales by the Company of Company assets; (b) act as general or limited partner, member, joint venturer, manager or shareholder


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of any Entity, and to exercise all of the powers, duties, rights and responsibilities associated therewith; (c) take any and all actions necessary, convenient or appropriate as the holder of any such interests or positions; (d) make mortgage loans; (e) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease, construct, demolish or otherwise dispose of any real property or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company; (f) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien or encumbrance on any assets of the Company; (g) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement; (h) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness; (i) enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Person affiliated with any of the Shareholders, necessary to, in connection with or incidental to the accomplishment of the purposes of the Company; (j) establish reserves for capital expenditures, working capital, debt service taxes, assessments, insurance premiums, repairs, improvements, depreciation, depletion, obsolescence and general maintenance of buildings or other property out of the rents, profits or other income received; (k) employ or otherwise engage employees, managers, contractors, advisors and consultants, and pay reasonable compensation for such services, and enter into employee benefit plans of any type; (l) purchase or repurchase Shares from any Person for such consideration as the Board of Directors may determine in its reasonable discretion (whether more or less than the original issuance price of such Share or the then trading price of such Share); (m) enter into rights plans or other plans relating to Shares, options or bonuses, and to issue Shares, options or warrants thereunder (or other derivatives relating thereto) for any consideration (even if such consideration is less than the market value of such Shares); and (n) do such other things and engage in such other activities as may be necessary, convenient or advisable with respect to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

      2.8. Effectiveness of this Agreement. This Agreement shall govern the operations of the Company and the rights and restrictions applicable to the Shareholders, to the extent permitted by law. Pursuant to Section 18-101(7)(a) of the Act, all Persons who become holders of Shares in the Company shall be bound by the provisions of this Agreement and shall be admitted as Members. The acceptance by a Person of a certificate issued to such Person evidencing the Shares acquired in connection with the Consolidation and the acceptance by a Person of a certificate issued to such Person evidencing the acquisition of Shares from


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the Company or another Shareholder shall be deemed to constitute a direction to the Managing Member to execute this Agreement on such Person's behalf and a request that the records of the Company reflect such admission; and shall be deemed to be a sufficient act to comply with the requirements of Section 18-101(7)(a) of the Act and to so cause that Person to become a Shareholder and to bind that Person to the terms and conditions of this Agreement (and to entitle that Person to the rights of a Shareholder hereunder).

                                    ARTICLE 3

          Classes of Shares; Admissions of Shareholders; Capitalization

      3.1. Classes of Shares.

            (a) The Company shall have the authority to issue the following classes and Series of Shares:

                  (i) Shares which are designated "Listed Shares";

                  (ii) one or more other classes or series of Shares, as to
            which the Board of Directors shall have the exclusive authority, by resolution or resolutions providing for the issuance of Shares or of a particular class or series thereof, to fix and determine the voting powers, full or limited or no voting power, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as may be desired by the Board of Directors from time to time, to the fullest extent now or hereafter permitted by the laws of the State of Delaware (collectively, all such other classes and series to be referred to as the "Future Shares").

            (b) Each Share shall have the rights and be governed by the provisions set forth in this Agreement or in the resolutions of the Board of Directors authorizing the issuance by the Company of such Shares; and none of such Shares shall have any preemptive rights, or give the holders thereof any rights to convert into any other securities of the Company, or give the holders thereof any cumulative voting rights, except as specifically set forth herein or in such resolutions. Except as otherwise provided herein or in a resolution of the Board of Directors, each Shareholder shall be entitled to one vote for each Share held by such Shareholder.

            (c) The Board of Directors may cause the Company to issue such numbers of Listed Shares and Future Shares from time to time as the Board of Directors may determine in its sole discretion, and the number of such Shares is not limited.

            (d) If the Board of Directors determines that it is necessary or desirable to amend this Agreement or to make any filings under the Act or otherwise in order to reference the existence or creation of a class or series of Future Shares, the Board of Directors may cause such amendments and filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by the Act or this Agreement, no approval or consent of any Shareholders shall be required in connection with the making of any such filing or amendment.

            (e) The Board of Directors, without any Consent of any Shareholder required, may effect a split or reverse split of Shares of any Series or class, by adopting a resolution therefor. If the Board of Directors determines that it is necessary or desirable to make any filings under the Act or otherwise in order to reference the existence of such a split or reverse split, the Board of Directors may cause such filings to be made, which filings might take the form of amendments to the Certificate; provided, however, that, unless specifically required by the Act or this Agreement, no approval or consent of any Shareholders shall be required in connection with the making of any such filing.

            (f) Notwithstanding any other provisions of this Agreement, the Board of Directors may, without the consent of any Shareholder, amend this Agreement to the extent required to allow the Board of Directors to exercise the powers granted to it by this Section 3.1

      3.2. Original Shareholders and their Affiliates; Initial and Subsequent Capital Contributions.

            (a) Prior to the Consolidation Date, the only Shareholders shall be the Original Shareholders.

            (b) Each of the Original Shareholders has contributed or caused to have been contributed to the Company, prior to the Consolidation Date, its Initial Capital Contribution, which amounts are as follows:

                              Managing Member: $250

                              Initial Member: $250

            In exchange for such contributions, each Original Shareholder has been issued one Listed Share.

            (c) Admission of Holders of Partnership Interests and Other Persons as Shareholders of the Company. On the

      Consolidation Date, and except as set forth in the next succeeding sentence and as provided under and in accordance with the terms of the Merger Agreements, each and every Person who is a Limited Partner of a CPA Partnership participating in the Consolidation shall automatically become a Shareholder. Such Person shall automatically receive Listed Shares in exchange for all of his, her or its interests in a CPA Partnership, unless such Person duly elected otherwise in the Consolidation voting and approval process conducted by the Company prior to the consummation of the Consolidation (whether or not such Person voted in favor of the Consolidation), in which case such Person shall not receive Shares but shall continue to hold a limited partner interest in surviving CPA Partnership of which such Person was a Limited Partner. The class and number of Shares or units of limited partner interests to be received or to be continued to be held by each such Person shall be as provided for in the Merger Agreements. Each such Person receiving Listed Shares shall be deemed to have contributed capital to the Company, in the form of such Person's Partnership Interest being converted to a Company Interest, as provided in Section 3.4 of this Agreement and each such Person shall have no other obligations to make contributions to the capital of the Company.

      3.3. Additional Provisions Relating to Additional Shareholders. In the event that the Board of Directors determines that additional funds are required by the Company for any Company purpose, or that the Company should for any reason seek to raise additional capital or acquire Property, the Board may cause the Company to sell Future Shares for a price equal to what the Board of Directors determines to be the fair value of such Shares, in exchange for cash, other property, services or any other lawful consideration to be received by the Company in consideration of such Shares (to be valued by the Board of Directors in its discretion), or may cause the Company to obtain funds as a loan from any third party upon such terms and conditions as the Board of Directors deems appropriate, or any combination thereof from time to time. The Capital Contribution of any such additional Shareholders shall be specified by the Board of Directors at the time of admission of such additional Shareholders.

      3.4. Capital Accounts. A separate capital account (a "Capital Account") shall be established and maintained for each Shareholder, including any substitute or additional Shareholder who shall hereafter acquire a Company Interest, in accordance with the following provisions:

            (a) To each Shareholder's Capital Account there shall be credited the amount of cash and fair market value of the property actually or deemed to be contributed to the Company by such Shareholder pursuant to Sections 3.2 and 3.3 hereof (which, in the case of the holders of Partnership Interests, shall initially be an amount equal to the Exchange Value for each Partnership Interest), such Shareholder's allocable share of Profit, and the amount of any Company liabilities that are assumed by such Shareholder or that are secured by any Company property distributed to such Shareholder.

            (b) To each Shareholder's Capital Account there shall be debited the amount of cash and the fair market value of any Company property distributed or deemed distributed to such Shareholder pursuant to any provision of this Agreement, such Shareholder's allocable share of Loss, and the amount of any liabilities of such Shareholder that are assumed by the Company or that are secured by any property contributed by such Shareholder to the Company.

            (c) If any asset of the Company is distributed in kind, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the greater of (i) the fair market value of such asset, or (ii) the fair market value of any nonrecourse debts to which such asset is then subject, in each case as determined by the Board of Directors. If at any time after the date of this Agreement, the Book Value of any Company asset is adjusted pursuant to the last sentence of the definition of Book Value set forth in Article 1 hereof, the Capital Accounts of all Shareholders shall be adjusted simultaneously to reflect the aggregate net adjustments, as if the Company recognized Profit or Loss equal to the respective amounts of such aggregate net adjustments.

            (d) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b)(2)(iv) and 1.704-2 of the Treasury Regulations, and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

            (e) A Shareholder shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company, except as provided in Article 5 hereof, nor shall a Shareholder be entitled to make any loan or Capital Contribution to the Company other than as expressly provided herein. No loan made to the Company by any Shareholder shall constitute a capital contribution to the Company.

            (f) No Shareholder shall have any liability for the return of the Capital Contribution of any other Shareholder. A Shareholder who has more than one class of interest in the Company may have a separate Capital Account for each different class of interest owned.

      3.5. Transfer of Capital Accounts. The original Capital Account established for each Transferee shall be in the same amount as the Capital Account or portion thereof of the Shareholder which such Transferee succeeds, at the time such Transferee is admitted to the Company. The Capital Account of any Shareholder whose Company Interest shall be increased by means of the Transfer to it of all or part of the Shares of another Shareholder shall be appropriately adjusted to reflect such Transfer. Any reference in this Agreement to a Capital Contribution of, or distribution to, a then-Shareholder shall include a Capital Contribution or distribution previously made by or to any prior Shareholder on account of the Shares of such then-Shareholder.

      3.6. Tax Matters Partner. The Managing Member shall be the Company's "Tax Matters Partner" (as such term is defined in Section 6231(a)(7) of the Code), with all of the powers that accompany such status (except as otherwise provided in this Agreement). Promptly following the written request of the Tax Matters Partner, the Company shall, to the fullest extent permitted by law, reimburse and indemnify the Tax Matters Partner for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Tax Matters Partner in connection with any administrative or judicial proceeding with respect to the tax liability of the Shareholders. The provisions of this Section 3.6 shall survive the termination of the Company and shall remain binding on the Shareholders for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Shareholders.

                                    ARTICLE 4

                                   Allocations

      4.1. General Rules Concerning Allocations. Within 45 days after the end of each calendar month, the Company shall conduct an interim closing of books as of the end of the last day of that calendar month. On the basis of the closing of the books for each calendar month, Profit and Loss for such month shall be determined in accordance with the accounting methods followed by the Company for federal income tax purposes.

      4.2. Allocations of Profits and Losses. All allocations to the Shareholders of items included within the Company's Profits and Losses attributable to each calendar month shall be allocated solely among the Shareholders recognized as Shareholders as of the last day of that calendar month, as follows:

            (a) The Profits and Losses shall be allocated to the holders of Shares.

            (b) The Tax Matters Partner is authorized to make reasonable determinations regarding the allocation of Profit and Loss under this
      Section 4.2, including determinations relating to the calculation of Profit or Loss, and such other items of the Company's income, gain, loss, deduction and credit as may be appropriate to carry out the intent of this
      Section 4.2.

      4.3. Special Allocations.

            (a) Notwithstanding any other provision of this Agreement, to the extent an allocation of Profit or Loss or any item thereof to any Shareholder pursuant to Sections 4.1 or 4.2 of this Agreement would be in violation of the requirements of the Treasury Regulations under Section 704(b) of the Code, the Tax Matters Partner shall comply with the requirements of such Treasury Regulations and adjust such allocations to comply with such requirements in a manner that will, in the reasonable judgment of the Tax Matters Partner, have the least effect on the amounts to be allocated and distributed under this Agreement. The Shareholders agree that if this Section 4.3 becomes applicable, the Tax Matters Partner is authorized to review and adjust the allocations made pursuant to Sections 4.1 or 4.2 of this Agreement.

            (b) Qualified Income Offset. In the event a Shareholder unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) that causes or increases an Adjusted Capital Account Deficit, items of Profit shall be specially allocated to such Shareholder so as to eliminate such negative balance as quickly as possible. This subparagraph is intended to constitute a "qualified income offset" under Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

            (c) Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Section 1.704-2(f) of the Regulations, if there is a net decrease in Partnership Minimum Gain for any Fiscal Year, each Shareholder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Shareholder's share of the net decrease in Partnership Minimum Gain to the extent required by Treasury Regulations Section 1.704-2(f). The items to be so allocated shall be determined in accordance with Sections 1.704-2(f) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts required to be allocated to each Shareholder pursuant hereto.

            (d) Partner Minimum Gain Chargeback. Except as otherwise provided in
      Section 1.704-2(i)(4) of the Treasury Regulations, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Shareholder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Shareholder's share of the net decrease in the Partner Minimum Gain attributable to such Partner Nonrecourse Debt to the extent and in the manner required by Section 1.704-2(i) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and (j)(2) of the Treasury Regulations. This subparagraph is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this subparagraph shall be made in proportion to the respective amounts to be allocated to each Shareholder pursuant hereto.

            (e) Nonrecourse Deductions. Partner Nonrecourse Deductions for any Fiscal Year or other applicable period with respect to a Partner Nonrecourse Debt shall be specially allocated to the Shareholders that bear the economic risk of loss for such Partner Nonrecourse Debt (as determined under Sections 1.704-2(b)(4) and 1.704-2(i)(1) of the Treasury Regulations).

      4.4. Additional Allocations.

            (a) The Tax Matters Partner, in order to preserve uniformity of Shares within a class, in its sole discretion, may make a special allocation of items of Company income, gain, loss or deduction but only if such allocations would not have a material adverse effect on the Shareholders and if they are consistent with the principles of Section 704 of the Code.

            (b) If, and to the extent that any Shareholder is deemed to recognize income as a result of any transaction between such Shareholder and the Company resulting from a compensatory transfer of Shares by the Company to such Shareholder or pursuant to Sections 482, 483, 1272-1274 and 7872 of the Code, or any similar provision now or hereafter in effect, any corresponding loss or deduction (or if unavailable, the next available loss or deduction) of the

      Company shall be allocated to the Shareholder who was charged with such income.

            (c) Adjustments to the Capital Accounts of Shareholders with respect to an adjustment to the Tax Basis of any asset of the Company pursuant to
      Section 734(b) or Section 743(b) of the Code shall be made in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

      4.5. Tax Allocations.

            (a) For federal income tax purposes, except as otherwise provided in this Section 4.5, each item of Profit, gain, Loss and deduction of the Company shall be allocated among the Shareholders in the same proportion as the corresponding items are allocated pursuant to Sections 4.2, 4.3 and
      Section 4.4 hereof.

            (b) In the event that the Book Value of any asset contributed to and held by the Company differs from its basis for federal income tax purposes ("Tax Basis"), allocations of income, gain, loss or deduction with respect to such asset shall, solely for tax purposes, be allocated among the Shareholders so as to take account of any variation between Book Value and Tax Basis in accordance with the provisions of Section 704(c) of the Code and Treasury Regulations thereunder. The Tax Matters Partner may elect any reasonable method or methods for making such allocations.

            (c) If the Book Value of any asset of the Company is adjusted pursuant to Section 1.12 hereof, subsequent allocations of Profit, gain, Loss and deductions with respect to such asset shall take into account any variation between Book Value and Tax Basis in accordance with the provisions of Section 704(c) of the Code and Treasury Regulations thereunder.

      The Tax Matters Partner shall have the sole discretion to make special allocations of items of income, gain, loss and deductions that are consistent with the principles of Section 704(c) of the Code and to amend the provisions of this Agreement (without Shareholder action, notwithstanding Section 14.D of this Agreement), as appropriate, to reflect the proposal or promulgation of Treasury Regulations under Subchapter K of the Code. The Tax Matters Partner may adopt and employ such methods for (A) the maintenance of capital accounts for book and tax purposes, (B) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (C) the determination and allocation of taxable income, tax loss and items thereof under this Agreement and pursuant to the Code, (D) the determination of the identities and tax classification of Shareholders, (E) the provision of tax information and reports to the Shareholders, (F) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (G) the allocation of asset values and Tax Basis, (H) conventions for the determination of depreciation, cost recovery and amortization deductions and the adoption and maintenance of accounting methods, (I) the recognition of the transfer of Shares, (J) tax compliance and other tax-related requirements, including without limitation, the use of computer software, and to use filing and reporting procedures similar to those employed by publicly-traded partnerships and limited liability companies, as it determines in its sole discretion are necessary and appropriate to execute the provisions of this Agreement and to comply with federal, state and local tax law, and to achieve uniformity of Shares within a class. The Tax Matters Partner shall be indemnified and held harmless by the Company for any expenses, penalties or other liabilities arising as a result of decision made in good faith on any of the matters referred to in the preceding sentence. If the Tax Matters Partner determines, based on advice of counsel, that no reasonable allowable convention or other method is available to preserve the uniformity of Shares within a class, or the Tax Matters Partner in its discretion so elects, Shares may be separately identified as distinct classes to reflect differences in tax consequences.

                                    ARTICLE 5

          Distributions, Redemptions and Certain Permitted Conversions

      5.1 Special Distributions; Distributions of Cash Flow from Operations or Financings. This Section 5.1 (except for Section 5.1(b)) applies only to distributions other than distributions upon the liquidation of the Company (such subject being governed by Section 5.2 of this Agreement).

            (a) If the Board of Directors declares a distribution payable on a Distribution Date, then the holders of Shares shall be entitled to receive all such distributions which the Board has declared, with each holder of Listed Shares entitled to receive a pro-rata portion (with reference to the number of Listed Shares then-held by such holder of Listed Shares and the total number of Listed Shares then-held by all Persons) of such available distributions.

            (b) Notwithstanding any other provision of this Agreement, neither the Company, nor the Board of Directors on behalf of the Company, shall make a distribution to any Shareholder on account of its Shares if such distribution would violate the Act or other applicable law.

      5.2 Distributions Relating to Liquidation Events.

      Upon the dissolution, liquidation or winding-up of the Company, after satisfaction of all of the Company's liabilities (whether by payment or the making of reasonable provision for payment therefor), each Shareholder shall be entitled to receive out of the assets of the Company, an amount in cash or in kind equal to the sum of (A) its pro-rata portion of all accrued and unpaid distributions on the Shares; plus (B) its pro-rata portion of any remaining assets of the Company.

      No distribution shall be made to any holder of Listed Shares that would result in such holder having a deficit balance in its Capital Account until such time as the balance of each such holder's Capital Account is zero.

      A consolidation or merger of the Company with or into any other Entity, or a sale, lease or exchange of any or all assets of the Company in consideration for the issuance of equity securities of another Entity, shall not be deemed to be a dissolution, liquidation or winding up of the Company, provided that the consolidation, merger, sale, lease or exchange has been approved by the majority vote of the Shareholders voting together as one class.

      5.3 Priority. Notwithstanding any other provision of this Agreement, it is specifically acknowledged and agreed by each Shareholder that the Company's failure to pay any amounts to such Shareholder, whether as a distribution, redemption payment or otherwise, even if such payment is specifically required hereunder, shall not give such Shareholder creditor status with regard to such unpaid amount; but rather, such Shareholder shall be treated only as a Shareholder of whatever class such Person is a Shareholder, and not as a creditor, of the Company. This Section 5.3 is, as permitted by Section 18-606 of the Act, intended to override the provisions of Section 18-606 of the Act relating to a member's status and remedies as a creditor, to the extent that such provisions would be applicable in the absence of this Section 5.3.

      5.4. Payments to Shareholders for Services. Any payments by the Company to a Shareholder for services rendered to or on behalf to the Company shall be treated as guaranteed payments for services under Section 707(c) of the Code.

      5.5. Withholding. (a) With respect to any withholding tax or other similar tax liability or obligation to which the Company may be subject as a result of any act or status of any Shareholder or to which the Company becomes subject with respect to any Share, the Company shall have the right to withhold amounts distributable to such Shareholder or with respect to such Shares, to the extent of the amount of such withholding tax or other similar tax liability or obligation, pursuant to the provision contained in Section 5.5(b).

            (b) Each Shareholder hereby authorizes the Company to withhold from, or pay on behalf of or with respect to such Shareholder any amount of federal, state, local or foreign taxes that the Managing Member determines that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Shareholder pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Sections 1441, 1442, 1445 or 1446 of the Code. Any amount paid on behalf of or with respect to a Shareholder shall constitute a loan by the Company to such Shareholder, which loan shall be repaid by such Shareholder within fifteen (15) days after notice from the Managing Member that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Shareholder; or (ii) the Managing Member determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Shareholder. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Shareholder. In the event that a Shareholder fails to pay when due any amounts owed to the Company pursuant to this Section 5.5(b),the Managing Member, in its sole and absolute discretion, may elect to make the payment to the Company on behalf of such defaulting Shareholder, and in such event shall be deemed to have loaned such amount to such defaulting Shareholder and shall succeed to all rights and remedies of the Company as against such defaulting Shareholder.

                                    ARTICLE 6

                                  Shareholders

      6.1. Limited Liability Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Shareholders shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Shareholder of the Company. The Shareholders shall not be required to lend any funds to the Company. Each of the Shareholders shall be liable to make payment of his, her or its respective contributions as and when due hereunder and other payments as expressly provided in this Agreement. If and to the extent a Shareholder's contribution shall be fully paid, such Shareholder shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Shareholders, be required to make any further contributions.

      6.2. Voting Rights of Shareholders; Authority of Board of Directors.

            (a) The Board of Directors, in its sole discretion, has full, complete and exclusive right, power and authority in the management and control of the Company business to do any and all things necessary to effectuate the purpose of the Company; except, however, as expressly set forth herein. The members of the Board of Directors shall devote such time as is necessary to the affairs of the Company, and shall receive such compensation from the Company and such reimbursement for expenses as is permitted by the Bylaws. No Person dealing with the Board of Directors shall be required to determine its authority to make any undertaking on behalf of the Company or to determine any facts or circumstances bearing upon the existence of such authority.

            (b) Notwithstanding Section 6.2(a) above, but subject to Section 10.1(a), Article 12 and Article 13 hereof, any sale or other disposition of all or substantially all of the assets of the Company at any one time, any merger or consolidation of the Company (where the Company is not the surviving Entity) or vote to dissolve the Company must, (i) receive the approval of the Board of Directors, and (ii) receive the vote, at a duly held meeting, of more than 50% in interest of the total then issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total of such then-issued and outstanding Shares) (or such greater percentage as is then required under the Act.

            (c) Subject to Sections 7.2(a) and 7.2(b) and Articles 12 and 13 hereof, the vote, at a duly held meeting, of more than 50% interest of the total then issued and outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the total of such then-issued and outstanding Shares) shall be able to remove any Director and elect a replacement therefor. If such Shareholders intend to vote to remove a Director pursuant to this Section 6.2(c), they shall provide the removed Director with notice thereof, which notice shall set forth the date upon which such removal is to become effective.

            (d) The annual meeting of the holders of Shares of the Company for the election of Directors and for the transaction of such other business as properly may come before such meeting shall be held in accordance with the Bylaws. Subject to the provisions of Article 13 relating to meetings of Shareholders and related subjects, the Bylaws shall govern matters relating to, among other things, annual and special meetings, notice, waiver of notice, adjournment, proxies, written consents, procedures, and telephonic meetings, to the extent not inconsistent with this Agreement.

            (e) Notwithstanding any other provision of this Agreement, Shareholders have voting rights with respect to a particular matter (to the extent provided herein with regard to categories of Shareholders permitted to vote on particular matters, and otherwise) only after such matter has first been approved by the Board of Directors, except with regard to (i) the removal of a Director (and the election of a replacement therefor) as provided in this Agreement, (ii) the amendment of this Agreement, (iii) any matter as to which any Share plan or Share incentive plan adopted by the Company provides otherwise, and (iv) any matter presented at a special meeting of Shareholders called upon the written request of holders of at least 10% of the outstanding Shares.

            (f) For purposes of this Agreement, in order for a meeting of Shareholders to be considered duly held with regard to a particular question, a quorum of more than 50% in interest of the Shares which are entitled to vote at such meeting on the particular question must be present (in person or by proxy).

                                    ARTICLE 7

                             Directors and Officers

      7.1. General Powers of Directors.

            (a) Except as may otherwise be provided by the Act or by this Agreement, the property, affairs and business of the Company shall be managed by or under the direction of the Board of Directors, the Board of Directors may exercise all the powers of the Company (including but not limited to deciding whether to make various tax elections), and the Shareholders shall have no right to act on behalf of or bind the Company. The Board of Directors shall have the power and authority, on behalf of the Company, to (i) hire employees and such other agents, who may be designated as officers, consultants and Persons necessary or appropriate to effectuate the purpose of the Company, and (ii) delegate to one or more Persons (or to committees of the Board of Directors) its rights and powers to manage and control the affairs of the Company. Such delegation may be in the Bylaws or by a management agreement or other agreement with such Persons and such delegation shall not cause the Directors to cease to be "managers" (within the meaning of the Act) of the Company. The management agreement or other agreement may designate a Person or Persons to be "managers" (within the meaning of the Act) of the Company. The officers shall not be "managers" (within the meaning of the Act) of the Company. At its initial meeting at which a quorum is present, the Board of Directors, on behalf of the Company, by a majority of the Directors present, shall (i) designate a person as the chief executive officer of the Company and (ii) adopt the Bylaws. The Directors shall act only as a Board, and the individual Directors shall have no power as such. Subject to the provisions of this Agreement and the Bylaws with regard to Board of Directors, the approval of a matter by a majority of the Directors present at a meeting at which a quorum is present shall constitute approval by the Board of Directors (or, in the case of a written Consent without a meeting, the approval of a matter by all of the Directors shall constitute approval by the Board of Directors.)

            (b) No contract or transaction among the Company and one or more of its Affiliates, Directors or officers, or among the Company and any other Entity in which one or more of the Company's Affiliates, Directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board of Directors or of a committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:

                  (i) The material facts as to such Affiliate's, Director's or officer's relationship or interest as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or

                  (ii) The contract or transaction is fair as to the Company.

            Interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

            Notwithstanding, and instead of, the foregoing provisions of this
Section 7.1(b), the Company shall enter into or renew no agreement pursuant to which any Affiliate of any Director would provide management services for any Property, unless such agreement is approved by a majority of the Independent Directors; and, if such approval is obtained in the case of a particular contract, such approval shall be deemed to satisfy the requirements of this
Section 7.1(b).

            Furthermore, notwithstanding the foregoing, the Company may acquire property as tenants-in-common, in joint ventures, or in other joint ownership arrangements with Affiliates of the Company without approval of the Board other than that which would be required for transactions with non-Affiliates.

      7.2. Number and Term of Office of Directors.

            (a) The number of seats constituting the entire Board of Directors shall be at least two, and, following the listing of the Listed Shares on the New York Stock Exchange, at least five and no more than 15, with the exact number of seats on the Board of Directors to be determined from time to time by resolution of the Board of Directors. At least two of the Directors in office at any point in time after the listing of the Listed Shares on the New York Stock Exchange must be Independent Directors. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal. A Director shall not be required to be a Shareholder or a resident of the State of Delaware.

            (b) At all times the Board of Directors shall be divided into three classes, as nearly equal in numbers as the then total number of Directors constituting the entire Board of Directors permits, with the term of office of one class expiring each year (with the first such class expiration to occur at the first annual meeting of Shareholders); and the Board of Directors shall have sole power to make such determinations. At the first annual meeting of the Shareholders, only the Directors of the first class shall be elected by the Shareholders (in accordance with Section 6.2 hereof), and such Persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At the second annual meeting of Shareholders, only the Directors of the second class shall be elected by the Shareholders (in accordance with Section 6.2 hereof), and such Persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At the third annual meeting of Shareholders, only the Directors of the third class shall be elected by the Shareholders (in accordance with Section 6.2 hereof), and such Persons shall hold office thereafter for a term expiring at the third succeeding annual meeting. At each subsequent annual meeting of Shareholders thereafter, the successors to any class of Directors whose term shall then expire shall be elected by the Shareholders (in accordance with Section 6.2 hereof) to hold office for a term expiring at the third succeeding annual meeting.

            (c) Notwithstanding any other provision of this Agreement, the original Shareholders, by written consent, shall appoint the initial Board of Directors. Each initial Director shall serve until the first meeting of the Shareholders, or until his successor is duly elected.

      7.3. Officers. Pursuant to the Bylaws, the Company will have officers, who need not be employees of the Company, who will have the rights and be subject to the restrictions provided therein.

                                    ARTICLE 8

       Limitations on Liability of, and Indemnification of, Directors and
                                    Officers.

            (a) No Directors or officers of the Company shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Shareholders for any act or omission performed or omitted by him or her, or for any decision, except in the case of fraudulent or illegal conduct of such Person. For purposes of this Article 8, the fact that an action, omission to act or decision is taken on the advice of counsel for the Company shall be evidence of good faith and lack of fraudulent conduct.

            (b) To the fullest extent permitted by law, all Directors and officers of the Company shall be entitled to indemnification from the Company for any loss, damage or claim (including any reasonable attorney's fees incurred by such person in connection therewith) due to any act or omission made by him or her, except in the case of fraudulent or illegal conduct of such Person; provided, that any indemnity shall be paid out of the assets of the Company only (or any insurance proceeds available therefor), and no Shareholder shall have any personal liability on account thereof.

            (c) The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person acted fraudulently or illegally.

            (d) The indemnification provided by this Article 8 shall not be deemed exclusive of any other rights to which those indemnified maybe entitled under any agreement, vote of Shareholders or Directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such a Person.

            (e) Any repeal or modification of this Article 8 shall not adversely affect any right or protection of a Director or officer of the Company existing at the time of such repeal of modifications.

            The Company may, if the Board of Directors of the Company deems it appropriate in its sole discretion, obtain insurance for the benefit of the Company's Directors and officers, or enter into indemnification agreements with such Directors and officers, relating to the liability of such Persons.

                                    ARTICLE 9

              Transfers of Interests; Admission of New Shareholders

      9.1. Transfers. The Listed Shares shall be freely transferable. Subject to the foregoing and in accordance with Section 2.8, any Person who is a Transferee of Shares shall, upon acceptance of a certificate evidencing the Shares, (a) automatically become a Shareholder of the Company with no further action being required on such Person's part, and (b) automatically be bound to the terms and conditions of this Agreement (and be entitled to the rights of a Shareholder hereunder).

      9.2. New Shareholders. The Company may issue Future Shares pursuant to Sections 3.1; and, in accordance with Section 2.8, any Person acquiring Future Shares from the Company shall, upon acceptance of a certificate evidencing the Shares, (a) automatically become a Shareholder of the Company with no future action being required on such Person's part, and (b) automatically be bound to the terms and conditions of the Agreement (and be entitled to the rights of a Shareholder hereunder).

      9.3 Lender Ownership Limit.

            (a) No Lender, as defined in Section 9.3(c), may own Shares nor shall Shares be accepted, purchased, or in any manner acquired by any Lender if such issuance or transfer would result in a Lender owning Shares.

            (b) If any Shares are accepted, purchased, or in any manner acquired by any Lender resulting in a violation of Section 9.3(a) hereof, any such purchase or acquisition shall be null and void with respect to such Shares ("Excess Shares"). If the last clause of the foregoing sentence is determined to be invalid by virtue of any legal decision, statute, rule or regulation, such Lender shall be conclusively deemed to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold such Excess Shares on behalf of the ultimate owner of such Excess Shares. Any Lender who receives dividends, interest or any other distribution paid on account of Excess Shares shall hold and retain these dividends, interest or any other distribution an agent for the ultimate owner of such Excess Shares.

            While the Excess Shares are so held on behalf of the ultimate owner of such Excess Shares, such Excess Shares shall not have any voting rights and shall not be considered for purposes of any Shareholder vote and/or for determining a quorum for such a vote. The Excess Shares shall be treated as outstanding Shares.

            In the event that a Shareholder knowingly holds Excess Shares and the other Shareholders' basis for federal income tax purposes is reduced, such Shareholder shall be required to indemnify the Company for the full amount of any damages and expenses (including the Company's estimate of the costs (including tax costs) to the other Shareholders, reasonable attorneys' fees and administrative costs) resulting from the shift of basis for federal income tax purposes.

            Upon discovering the ownership of any Excess Shares, the Managing Member may (i) cause the Company to immediately redeem such Excess Shares at the Redemption Price (as defined below) or (ii) grant the Shareholder 30 days to transfer such Excess Shares to any Person whose ownership of such Excess Shares would not result in a violation of Section 9.3(a) hereof. Upon such permitted transfer, the Company shall pay or distribute to the transferee any dividends on the Excess Shares not previously paid or distributed. If such Excess Shares are not transferred within such 30 day period, the Company will redeem such Shares at the Redemption Price (as defined below). For purposes of this Section 9.3, the "Redemption Price" shall mean the lesser of the price paid for such Excess Shares by the Shareholder in whose possession the redeemed Shares were Excess Shares or the fair market value of the Excess Shares.

            (c) For purposes of this Section 9.3, the term "Lender" shall mean
      (i) any Person who is currently owed money by the Company or any one or more of the CPA Partnerships in an amount exceeding $1,000,000 and (ii) any Person related to a Person described in (i) under the rules of Treas. Reg ss. 1.752-4(b).

            (d) The Managing Member may exempt a Lender from the provisions of this Section 9.3 upon receipt of an opinion of counsel that other Shareholders will not suffer any material negative affects as a consequence of such Lender owning Shares.

            (e) If any provision of this Section 9.3 or any application thereof is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                                   ARTICLE 10

                           Dissolution and Termination

      10.1. Events of Dissolution.

            (a) In accordance with Section 18-801 of the Act, and the provisions therein permitting this Agreement to specify the events of the Company's dissolution, the Company has perpetual existence but shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

                  (i) expulsion, bankruptcy (as defined in Section 18-304 of the
            Act) or insolvency or dissolution of the Managing Member, absent a vote of Shareholders holding interests in more than 50% of the profits and capital of the Company to continue the Company within 90 days following such event;

                  (ii) the vote of the Shareholders pursuant to Sections 6.2(b)
            and (e) hereof; or

                  (iii) the entry of a decree of judicial dissolution under
            Section 18-802 of the Act.

            The death, retirement, resignation, expulsion, bankruptcy (as defined in Section 18-304 of the Act) or dissolution of a Shareholder or the occurrence of any other event that terminates the continued membership of a Shareholder in the Company, shall not cause the dissolution of the Company except to the extent specified above in this Section 10.1(a).

            (b) Dissolution of the Company shall be effective on the day on which the event occurs which gives rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Certificate has been filed with the Secretary of State of the State of Delaware.

      10.2. Application of Assets. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied, first, as required by Section 18-804(a)(1) of the Act, and then in the manner, and in the order of priority, set forth in Article 5. Notwithstanding anything herein to the contrary, in the event the Company is liquidated within the meaning of Treasury Regulation ss.1.704-1(b)(2)(ii)(g), liquidation distributions shall be made by the end of the taxable year in which the Company liquidates or, if later, within 90 days of the date of such liquidation. Distributions may be made to a trust for the purposes of an orderly liquidation of the Company by the trust in accordance with the Act.

      10.3. Gain or Losses in Process of Liquidation. Any gain or loss on the disposition of Company property in the process of liquidation shall be credited or charged to the Capital Accounts of Shareholders in accordance with the provisions of Article 3. Any property distributed in kind in the liquidation shall be valued and treated as though the property were sold at its fair market value and the cash proceeds were distributed. The difference between the fair market value of property distributed in kind and its Book Value shall be treated as a gain or loss on the sale of such property and shall be credited or charged to the Capital Account of Shareholders in accordance with Article 3; provided, that no Shareholder shall have the right to request or require the distribution of the assets of the Company in kind.

      10.4. Procedural and Other Matters.

            (a) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 10.4(b), the Persons winding up the affairs of the Company may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the business of the Company, dispose of and convey the property of the Company, discharge or make reasonable provision for the liabilities of the Company, and distribute to the Shareholders any remaining assets of the Company, in accordance with this Article 10 and all without affecting the liability of Shareholders and Directors and without imposing liability on a liquidating trustee.

            (b) The Certificate may be canceled upon the dissolution and the completion of winding up of the Company, by any Person authorized to cause such cancellation in connection with such dissolution and winding up.

                                   ARTICLE 11

                         Appointment of Attorney-in-Fact

      11.1 Appointment and Powers.

            (a) Each Shareholder hereby irrevocably constitutes and appoints the Managing Member, with full power of substitution, as his, her or its true and lawful attorney-in-fact, with full power and authority in his, her or its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents, instruments and conveyances as may be necessary or appropriate to carry out the provisions or purposes of this Agreement, including, without limitation, the following: (i) the Certificate; (ii) all other certificates and instruments and amendments thereto that the Board of Directors deems appropriate to qualify or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business; (iii) all instruments that the Board of Directors deems appropriate to reflect a change or modification of this Agreement in accordance with the terms of this Agreement; (iv) all conveyances and other instruments that the Board of Directors deems appropriate to reflect the dissolution and termination of the Company; (v) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Company; (vi) any and all documents necessary to admit Shareholders to the Company, or to reflect any change or transfer of a Shareholder's Shares, or relating to the admission or increased Capital Contribution of a Shareholder; (vii) any amendment or other document to be filed as referenced in Section 3.1(d) or 3.1(f) of this Agreement; and (viii) all other instruments that may be required or permitted by law to be filed on behalf of or relating to the Company and that are not inconsistent with this Agreement.

            The authority granted by this Section 11.1(i) is a special power of attorney coupled with an interest, is irrevocable, and shall not be affected by the subsequent incapacity or disability of the Shareholder;
      (ii) may be exercised by a signature for each Shareholder or by a single signature of any such Person acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by a Shareholder of the whole or any portion of his, her or its Shares.

      11.2 Presumption of Authority. Any Person dealing with the Company may conclusively presume and rely upon the fact that any instrument referred to above, executed by such Person acting as attorney-in-fact, is authorized, regular and binding, without further inquiry.

                                   ARTICLE 12

                         Certain Provisions Relating to
                  Changes in Control and Business Combinations

      12.1. Definitions. For purposes of this Article 12, the following definitions shall apply:

            "Associate" when used to indicate a relationship with any Person, means:

            (a) Any Entity (other than the Company or a Subsidiary of the Company) of which such Person is an officer, manager, member, director or partner or is, directly or indirectly, the beneficial owner of 10 percent or more of any class of equity securities of such Entity;

            (b) Any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and

            (c) Any Relative of such Person, or any Relative of a spouse of such Person, who has the same home as such Person or who is a Director or officer of the Company or a manager, member, director or officer of any of its Affiliates.

      "Beneficial Owner" When used with respect to Shares, means a Person:

            (a) That, individually or with any of its Affiliates or Associates, beneficially owns Shares directly or indirectly; or

            (b) That, individually or with any of its Affiliates or Associates, has (i) the right to acquire Shares(whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (ii) the right to vote Shares pursuant to any agreement, arrangement or understanding; or

            (c) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Shares.

      "Business Combination" means:

            (a) Unless the merger, consolidation or exchange of Shares does not alter the contract rights of the Shares as expressly set forth in this Agreement or change or convert in whole or in part the outstanding Shares, any merger, consolidation or exchange of Shares or any interests in a Subsidiary with (i) any Interested Party or (ii) any other Entity (whether or not itself an Interested Party) which is, or after the merger, consolidation or exchange of interests would be, an Affiliate of an Interested Party that was an Interested Party prior to the transaction;

            (b) Any sale, lease, transfer or other disposition, other than in the ordinary course of business or pursuant to a distribution or any other method affording substantially proportionate treatment to the Shareholders, in one transaction or a series of transactions in any 12-month period, to any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) of any assets of the Company or any Subsidiary having, measured at the time the transaction or transactions are approved by the Board of Directors of the Company, an aggregate Book Value as of the end of the Company's most recently ended fiscal quarter of 10 percent or more of (i) the total Market Value of the outstanding Shares or (ii) the Company's net worth as of the end of its most recently ended fiscal quarter;

            (c) The issuance or transfer by the Company or any Subsidiary, in one transaction or a series of transactions, of any Shares or any equity securities of a Subsidiary which have an aggregate Market Value of five percent or more of the total Market Value of the outstanding Shares to any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) except pursuant to the exercise of warrants or rights to purchase securities pro-rata to all Shareholders or any other method affording substantially proportionate treatment to those Shareholders;

            (d) The adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Interested Party or any Affiliate of any Interested Party;

            (e) Any reclassification of securities or recapitalization of the Company, or any merger, consolidation or exchange of Shares with any of its Subsidiaries which has the effect, directly or indirectly, in one transaction or series of transactions, of increasing by five percent or more of the total number of outstanding Shares, the proportionate amount of the outstanding Shares or the outstanding number of any class of equity securities of any Subsidiary which is directly or indirectly owned by any Interested Party or any Affiliate of any Interested Party; or

            (f) The receipt by any Interested Party or any Affiliate of any Interested Party (other than the Company or any of its Subsidiaries) of the benefit, directly or indirectly (except proportionately as a holder of Shares of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by the Company or any of its Subsidiaries.

      "Interested Party" means any Person (other than (i) the Company, (ii) any Subsidiary of the Company, (iii) the Original

Shareholders, and (iv) any Affiliate or Associate of the Original Shareholders) that:

            (a) Is the beneficial owner, directly or indirectly, of 10 percent or more of the outstanding Shares;

            (b) Is an Affiliate or Associate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10 percent or more of the then outstanding Shares; or

            (c) Is an Affiliate or Associate of any Person described in clause
      (a) or (b) above.

      For purposes of determining whether a Person is an Interested Party, the number of Shares deemed to be outstanding shall include Shares deemed beneficially owned by the Person through the definitions of Beneficial Owner set forth above but may not include any other Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

      "Market Value" means:

            (a) In the case of Shares, the highest closing sale price of Shares during the 30-day period immediately preceding the date in question on the composite tape of the New York Stock Exchange-listed stocks, and

            (b) In the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

      "Subsidiary" means any Person (other than an individual) in which the Company, directly or indirectly, holds a majority of the voting securities.

      12.2 Business Combinations.

            (a) Unless an exemption under Section 12.3 hereunder applies, the Company may not engage in any Business Combination with an Interested Party or any Affiliate of an Interested Party for a period of five years following the most recent date on which such Interested Party became an Interested Party (the "Five Year Tolling Period"), unless:

                  (1) In addition to any vote otherwise required by law or this
            Agreement, the Board of Directors of the Company, prior to the most recent date upon which the Interested Party became an Interested Party, approved either the Business Combination or the transaction which resulted in the Interested Party becoming an Interested Party; and

                  (2) On or subsequent to the date upon which the Interested
            Party became an Interested Party, the Business Combination is (A) approved by at least two-thirds of the Persons who are then members of the Board of Directors and (B) authorized at an annual or special meeting of the Shareholders (and not by written consent) by the affirmative vote of at least two-thirds in interest of the Listed Shareholders, excluding the Shares held by an Interested Party who will be (or whose Affiliate will be) a party to the Business Combination or by an Affiliate or Associate of that Interested Party, voting together as a single class.

            (b) Unless an exemption under Section 12.3 applies, in addition to any vote otherwise required by law or this Agreement, a Business Combination proposed by an Interested Party or an Affiliate of the Interested Party after the Five Year Tolling Period shall be permitted only if recommended by the Board of Directors who are present at a duly-called meeting at which a quorum is present and approved by the affirmative vote of at least:

                  (i) 80% in interest of all Listed Shareholders, voting
            together as a single voting group; and

                  (ii) Two-thirds in interest of the Listed Shareholders,
            excluding Shares held by an Interested Party who will (or whose Affiliate will) be a party to the Business Combination or by an Affiliate or Associate of the Interested Party.

      12.3 Exemptions.

            (a) For purposes of this Section 12.3:

      "Announcement Date" means the first general public announcement of the proposal or intentions to make a proposal of the Business Combination or its first communication generally to the Shareholders, whichever is earlier;

      "Determination Date" means the most recent date on which the Interested Party became an Interested Party; and

      "Valuation Date" means:

                  (i) For a Business Combination voted upon by the Shareholders, the later of the day prior to the date of the vote or the day 20 days prior to the consummation of the Business Combination; and

                  (ii) For a Business Combination not voted upon by the
            Shareholders, the date of the consummation of the Business Combination.

      (b) The vote required by Section 12.2(b) does not apply to a Business Combination if (1) the Business Combination or the transaction which resulted in the Interested Party becoming an Interested Party shall have been approved by the Board of Directors prior to the Determination Date or (2) each of the conditions in items (i) through (iii) below is met:

                  (i) The aggregate amount of the cash and the Market Value as of the Valuation Date of consideration other than cash to be received for each Share in such Business Combination (whether or not the Interested Party has previously acquired the particular class or series of Shares in question) is at least equal to the highest of the following:

                        (A) The highest per Share price (including any brokerage
                  commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Party for any Shares acquired by it within the five-year period immediately prior to the Announcement Date of the proposal of the Business Combination, plus an amount equal to interest compounded annually from the earliest date on which the highest per Share acquisition price was paid through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the Market Value of any distributions paid in other than cash, per Share from the earliest date through the Valuation Date, up to the amount of the interest compounded annually for such period; or

                        (B) The highest per Share price (including any brokerage
                  commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Party for any Share acquired by it on, or within the five-year period immediately before, the Determination Date, plus an amount equal to interest compounded annually from the earliest date on which the highest per Share acquisition price was paid to the same class or series through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the Market Value of any distributions paid in other than cash, per Share from the earliest date through the Valuation Date, up to the amount of the interest compounded annually for such period; or

                        (C) The highest preferential amount per Share to which
                  the holders of Shares are entitled in the event of any voluntary or involuntary dissolution or winding up of the Company; or

                        (D) The Market Value per Share on the Announcement Date,
                  plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for one-year United Sates Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the Market Value of any distributions paid in other than cash, per Share from that date through the Valuation Date, up to the amount of the interest compounded annually for such period; or

                        (E) The Market Value per Share on the Determination
                  Date, plus an amount equal to interest compounded annually from that date through the Valuation Date at the rate for one-year United States Treasury obligations from time to time in effect, less the aggregate amount of any cash distributions paid and the Market Value of any distributions paid and the Market Value of any distributions paid in other than cash, per Share from that date through the Valuation Date, up to the amount of the interest; or

                        (F) The price per Share equal to the Market Value per
                  Share on the Announcement Date or on the Determination Date, whichever is higher, multiplied by the fraction of:

                              (1) The highest per Share price (including any
                        brokerage commissions, transfer taxes and solicitation dealers' fees) paid by the Interested Party for any Shares acquired by it within the five-year period immediately prior to the Announcement Date, over

                              (2) The Market Value per Share on the first day in
                        such five-year period on which the Interested Party acquired the Shares.

                  (ii) The consideration to be received in such Business
            Combination by the holders of any Shares is to be in cash or in the same form as the Interested Party has previously paid for such Shares, except to the extent that the Shareholders otherwise elect in connection with their approval of the proposed transaction under
            Section 12.2 of this Agreement. If
            the Interested Party has paid for Shares with varying forms of consideration, the form of consideration for such Shares shall be either cash or the form used to acquire the largest number of Shares previously acquired by it, except to the extent that the Shareholders otherwise elect.

                  (iii) After the Determination Date and prior to the
            consummation of such Business Combination:

                        (A) There shall have been no failure to declare and pay
                  at the regular date therefor (if applicable) any full periodic distributions (whether or not cumulative) on any outstanding Shares;

                        (B) There shall have been:

                              (1) No reduction in the annual rate of
                        distributions made with respect to the Shares; and

                              (2) An increase in such annual rate of
                        distributions as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Shares; and

                        (C) The Interested Party did not become the Beneficial
                  Owner of any additional Shares except as part of the transaction which resulted in such Interested Party becoming an Interested Party or by virtue of proportionate Share splits or distributions.

                        The provisions of items (A) and (B) of this subsection
                  (b)(iii) do not apply if (I) no Interested Party or Affiliate or Associate of the Interested Party voted as a member of the Board of Directors of the Company in a manner inconsistent with such items (A) and (B) and (II) the Interested Party, within 10 days after any act or failure to act inconsistent with such items, notifies the Board of Directors of the Company in writing that the Interested Party disapproves thereof and requests in good faith that the Board of Directors rectify such act or failure to act.

            (c) The provisions of Section 12.2 do not apply to any Business Combination of the Company with an Interested Party that became an Interested Party inadvertently, if the Interested Party:

                  (i) As soon as practicable (but not more than 10 days after the Interested Party knew or should have known it had become an Interested Party) divests itself of a sufficient amount of Shares to avoid being an Interested Party; and

                  (ii) Would not at any time within the five-year period
            preceding the Announcement Date with respect to the Business Combinations have been an Interested Party except by inadvertence.

      12.4. Amendment. Notwithstanding any other provisions of this Agreement, this Article 12 may be amended or repealed only by a vote of 80% in interest of all Shareholders, excluding Shares held by any Interested Party or any Affiliate of an Interested Party.

      12.5. Certain Determinations with Respect to this Article 12. The Board of Directors shall have the power to determine for the purposes of this Article 12, on the basis of information known to the Directors: (i) the number of Shares of which any Person is the Beneficial Owner, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether a Person has an agreement, arrangement or understanding with another as to the matters referred to in the definition of "Beneficial Owner" as hereinabove defined, (iv) whether two or more transactions constitute a "series of transactions," and (v) such other matters with respect to which a determination is required under this Article 12.

                                   ARTICLE 13

                     Voting Rights of Certain Control Shares

      13.1 Definitions. For purposes of this Article 13, the following definitions shall apply:

      "Acquiring Person" means a Person who makes or proposes to make a Control Shares Acquisition, or such Person's Affiliate or Associate.

      "Associate" when used to indicate a relationship with any Person means:

            (a)   An "Associate" as defined in Section 12.1; or

            (b)   A Person that:

                  (i) Directly or indirectly controls, or is controlled by, or is under common control with, the Person specified; or

                  (ii) Is acting or intends to act jointly or in concert with the Person specified.

            "Control Shares" means Shares that, except for this Article 13, would, if aggregated with all other Shares (including Shares the acquisition of which is excluded from the definition "Control Shares Acquisition" below) owned by a Person or in respect of which that Person is entitled to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, entitle that Person, directly or indirectly, to exercise or direct the exercise of the voting power of Shares within any of the following ranges of voting power:

            (a) One-fifth or more, but less than one-third of all voting power;

            (b) One-third or more, but less than a majority of all voting power; or

            (c) A majority or more of all voting power.

but such definition includes Shares only to the extent that the Acquiring Person, following the acquisition of the Shares, is entitled, directly or indirectly, to exercise or direct the exercise of voting power within any level of voting power set forth in this section for which approval has not been obtained previously under Section 13.2.

      "Control Shares Acquisition" means the acquisition, directly or indirectly, by any Person (other than (i) the Company, (ii) any Subsidiary of the Company, (iii) the Original Shareholders, and (iv) any Affiliate or Associate of any Person described in clause (iii) above), of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding Control Shares. Control Shares Acquisition does not include the acquisition of Control Shares:

            (a) Under the laws of descent and distribution;

            (b) Under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this
      Article 13; or

            (c) Under a merger, consolidation or exchange of interests if the Company is a party to the merger, consolidation or exchange of interests.

      Unless the acquisition entitles any Person, directly or indirectly, to exercise or direct the exercise of voting power of Shares in excess of the range of voting power previously authorized or attained under an acquisition that is exempt under items (a), (b), or (c) of this definition, "Control Shares Acquisition" does not include the acquisition of Shares in good faith and not for the purpose of circumventing this Article 13, by or from any Person whose voting rights have previously been authorized by the Shareholders in compliance with this Article 13 or any Person whose previous acquisition of Shares would have constituted a Control Shares Acquisition but for the exclusions in items (a) through (c) of this definition.

      "Interested Shares" means Shares in respect of which an Acquiring Person is entitled to exercise or direct the exercise of the voting power of Shares in the election of Directors or otherwise.

      B. Voting Rights.

            1. Control Shares acquired in a Control Shares Acquisition have no voting rights except to the extent approved by the Shareholders at a meeting held under Section 13.4 by the affirmative vote of two-thirds in interest of all Shareholders, excluding any votes cast with respect to Interested Shares.

            2. For purposes of this Section 13.2:

                  a. Shares acquired within 180 days of Shares acquired under a plan to make a Control Shares Acquisition are considered to have been acquired in the same acquisition; and

                  b. A Person may be deemed to be entitled to exercise or direct the exercise of voting power with respect to Shares held for the benefit of others if the Person:

                        (1) Is acting in the ordinary course of business, in
                  good faith and not for the purpose of circumventing the provisions of this Section of the Agreement; and

                        (2) Is not entitled to exercise or to direct the
                  exercise of the voting power of the Shares unless the Person first seeks to obtain the instruction of another Person.

      C. Acquiring Person Statement.

            Any Person who proposes to make or who has made a Control Shares Acquisition may deliver an Acquiring Person statement to the Company at the Company's principal office. The Acquiring Person statement shall set forth all of the following:

            1. The identity of the Acquiring Person and each other member of any group of which the Person is a part for purposes of determining Control Shares;

            2. A statement that the Acquiring Person statement is given under this Article 13;

            3. The number of Shares owned (directly or indirectly) by the Acquiring Person and each other member of any group;

            4. The applicable range of voting power as set forth in the definition of "Control Shares"; and

            5. If the Control Shares Acquisition has not occurred:

                  a. A description in reasonable detail of the terms of the
            proposed Control Shares Acquisition; and

                  b. Representations of the Acquiring Person, together with a statement in reasonable detail of the facts on which they are based, that:

                        (1) The proposed Control Shares Acquisition, if
                  consummated, will not be contrary to law; and

                        (2) The Acquiring Person has the financial capacity,
                  through financing to be provided by the Acquiring Person, and any additional specified sources of financing required under
                  Section 13.5, to make the proposed Control Shares Acquisition.

      D. Special Meeting.

            1. Except as provided in Section 13.5, if the Acquiring Person requests, at the time of delivery of an Acquiring Person statement, and gives a written undertaking to pay the Company's expenses of a special meeting, except the expenses of opposing approval of the voting rights, within ten days after the day on which the Company receives both the request and undertaking, the Board of Directors of the Company shall call a special meeting of the Shareholders, to be held within 50 days after receipt of the Acquiring Person statement and undertaking, for the purpose of considering the voting rights to be accorded the Shares acquired in the Control Shares Acquisition.

            2. The Board of Directors may require the Acquiring Person to give bond, with sufficient surety, to reasonably assure the Company that this undertaking will be satisfied.

            3. Unless the Acquiring Person agrees in writing to another date, the special meeting of Shareholders shall be held within 50 days after the day on which the Company has received the Acquiring Person statement.

            4. If no request is made under subsection (a) of this Section 13.4, the issue of the voting rights to be accorded the Shares acquired in the Control Shares Acquisition may, at the option of the Company, be presented for consideration at any meeting of the Shareholders. If no request is made under subsection (a) of this Section 13.4 and the Company proposes to present the issue of the voting rights to be accorded the Shares acquired in a Control Shares Acquisition for consideration at any meeting of the Shareholders, the Company shall provide the Acquiring Person with written notice of the proposal not less than 20 days before the date on which notice of the meeting is given.

      E. Calls.

            1. A call of a special meeting of the Shareholders is not required to be made under Section 13.4 unless, at the time of delivery of an Acquiring Person statement an Acquiring Person has:

                  a. Entered into a definitive financing agreement or agreements with one or more responsible financial institutions or other entities that have the necessary financial capacity, providing for any amount of financing of the Control Shares Acquisition not provided by the Acquiring Person; and

                  b. Delivered a copy of the agreements to the Company.

      F. Notice of Meeting.

            1. If a special meeting of the Shareholders is requested, notice of the special meeting shall be given as promptly as reasonably practicable by the Company to all Shareholders of record as of the record date set for the meeting, whether or not such Shareholder is entitled to vote at the meeting.

            2. Notice of the special or annual meeting at which the voting rights are to be considered shall include or be accompanied by the following:

                  a. A copy of the Acquiring Person statement delivered to the
            Company under Section 13.3; and

                  b. A statement by the Board of Directors setting forth its position or recommendation, or stating that it is taking no position or making no recommendation, with respect to the issue of voting rights to be accorded the Control Shares.

      G. Redemption Rights.

            1. If an Acquiring Person statement has been delivered on or before the 10th day after the Control Shares Acquisition, the Company may, at its option, redeem any or all Control Shares, except Control Shares for which voting rights have been previously approved under Section 13.2, at any time during a 60-day period commencing on the day of a meeting at which voting rights are considered under Section 13.4 and are not approved.

            2. In addition to the redemption rights authorized under subsection
      (a) of this Section 13.7, if an Acquiring Person statement has not been delivered on or before the 10th day after the Control Shares Acquisition, the Company may, at its option, redeem any or all Control Shares for which voting rights have been previously approved under Section 13.2, at any time during a period commencing on the 11th day after the Control Shares Acquisition and ending 60 days after the Acquiring Person statement has been delivered.

            3. Any redemption of Control Shares under this Section shall be at the fair value of the Control Shares. For purposes of this section, "fair value" shall be determined:

                  a. As of the date of the last acquisition of Control Shares by the Acquiring Person in a Control Shares Acquisition or, if a meeting is held under Section 13.4, as of the date of the meeting; and

                  b. Without regard to the absence of voting rights for the
            Control Shares.

      H. Amendment. Notwithstanding any other provision of this Agreement, this
Article 13 may only be amended or repealed by a vote of 80% in interest of all Shareholders, excluding any votes cast with respect to Interested Shares.

                                   ARTICLE 14

                            Miscellaneous Provisions

      A. Notices.

            1. Except as otherwise provided in this Agreement or in the Bylaws, any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand, by telecopy, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

            2. All notices, demands, and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

            3. All such notices, demands and requests shall be addressed as follows: (i) if to the Company, to its principal place of business, as set forth in Article 2 hereof and (ii) if to a Shareholder, to the address of such Shareholder listed on the Company's Shareholder register.

            4. By giving to the other parties written notice thereof, parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address.

      B. Word Meanings. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to the subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

      C. Binding Provisions. The covenants and agreements contained herein shall be binding upon, and insure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

      D. Amendment and Modification. Unless otherwise specifically provided in this Agreement, this Agreement may be amended, modified or supplemented only by the vote, at a duly held meeting, of more than 50% in interest of the then-outstanding Shares (or, in the case of a written Consent without a meeting, more than 50% in interest of the aggregate then-outstanding Shares) voting or acting as one class (and not as separate classes, notwithstanding the fact that there may be Shareholders of more than one class voting); provided, however, that Article 8 shall not be amended, modified or supplemented, unless such amendment, modification or supplement receives the Consent of at least 80% in interest of the holders of then-outstanding Shares. Notwithstanding anything to the contrary contained herein, the Bylaws may be amended by the affirmative vote of a majority of all members of the Board of Directors as provided in the Bylaws without any further vote, consent or approval of any Shareholder or other Person.

      E. Waiver. The waiver by any party hereto of a breach of any provisions contained herein shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

      F. Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to such state's laws concerning conflicts of laws. In the event of a conflict between any provisions of this Agreement and any nonmandatory provisions of the Act, the provision of this Agreement shall control and take precedence.

      G. Severability of Provisions. Each provision of this Agreement shall be deemed severable, and if any part of any provision is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, such provision may be changed, consistent with the intent of the parties hereto, to the extent reasonably necessary to make the provision, as so changed, legal, valid, binding and enforceable. If any provision of this Agreement is held to be illegal, void, voidable, invalid, nonbinding or unenforceable in its entirety or partially or as to any party, for any reason, and if such provision cannot be changed consistent with the intent of the parties hereto to make it fully legal, valid, binding and enforceable, then such provision shall be stricken from this Agreement, and the remaining provisions of this Agreement shall not in any way be affected or impaired, but shall remain in full force and effect.

      H. Headings. The headings contained in this Agreement have been inserted for the convenience of reference only, and neither such headings nor the placement of any term hereof under any particular heading shall in any way restrict or modify any of the terms or provisions hereof.

      I. Further Assurances. The Shareholders shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

      J. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

      K. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersedes all prior understandings or agreements, oral or written, between the parties.

            IN WITNESS WHEREOF, the parties hereto, being the sole current Members of the Company, have executed and delivered this Amended and Restated Limited Liability Company Agreement as of the day and year first-above written.

CAREY MANAGEMENT LLC


By:
   ---------------------------------------
   Name:
        ----------------------------------
   Title:
         ---------------------------------

CAREY PROPERTY ADVISORS LP

By: Carey Fiduciary Advisors, Inc.,
    its General Partner


By:
   ---------------------------------------
   Name:
        ----------------------------------
   Title:
         ---------------------------------

All Persons becoming Shareholders in
accordance with Section 2.8:

By: Carey Management LLC

    By:
       ------------------------------------
       Name:
            -------------------------------
       Title:
             ------------------------------